UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 29, 2015

Civista Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	( IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870

(Address of principle executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 29, 2015, Civista Bancshares, Inc. (the “Company”) and its banking subsidiary, Civista Bank (the “Bank”), entered into Change in Control Agreements (the “CIC Agreements”) with seven of its executive officers. Previously, the Bank had change in control agreements in place with James O. Miller (the Company’s Chairman, Chief Executive Officer and President), Todd A. Michel (the Company’s Senior Vice President and Controller) and three other officers who have since retired. The CIC Agreements replace and supersede the prior change in control agreements for James O. Miller and Todd A. Michel and were also executed by the Company, the Bank and Dennis G. Shaffer (the Company’s Executive Vice President), Richard J. Dutton (the Company’s Senior Vice President), James E. McGookey (the Company’s Senior Vice President, General Counsel and Secretary), and two other executive officers.

The CIC Agreements are intended to secure the services of key officers during the period of transition in the event of a change in control (as defined in the CIC Agreements). Unless there has been a change in control, the CIC Agreements do not require either the Company or the Bank to retain the officers in its employ or to pay any specified level of compensation or benefits. Each CIC Agreement provides that, upon a change in control, the officer shall receive a retention bonus equal to one and one-half times the officer’s annual base salary in effect prior to the change in control. Also, under each CIC Agreement, the officer will be entitled to receive a severance payment following a change in control if the officer is not employed in a similar position at the same or higher salary through the end of the CIC Agreement’s term (except in the case of either a voluntary resignation of employment or a termination for cause). The amount of the severance payment is conditioned upon the officer agreeing to restrictions on competition with the Company for twelve months following the officer’s termination. If the officer agrees to the non-compete restrictions, the officer shall receive a severance payment equal to one times the officer’s annual base salary plus eighteen months of COBRA premiums. If the officer does not agree to the non-compete restrictions, the officer will be entitled only to a severance payment of one dollar.

The term of each CIC Agreement continues until December 31, 2015 but shall be automatically extended on each December 31 for one additional year unless either party elects not to extend the term. In the event that a change in control occurs during the term, the CIC Agreement provides that the term will be extended for a twenty-four month period following the change in control. In each CIC Agreement, the officer also agrees not to reveal non-public information of the Company and not to solicit customers or employees of the Company for a period of twelve months after the officer’s termination.

The foregoing description of the CIC Agreements is a summary and is qualified in its entirety by reference to the form of the CIC Agreement, which is filed as Exhibit 10.1 and is incorporated by reference herein.

In addition, on October 29, 2015, the Company, on behalf of it and its subsidiaries, entered into Pension Shortfall Agreements (the “Shortfall Agreements”) with James O. Miller, Todd A. Michel and James E. McGookey and seven other employees of the Bank. When the Company ceased accruals to its defined benefit pension plan on April 30, 2014, the circumstances of some participants with limited periods until their anticipated retirement dates would not permit them to use other available alternatives to make up for the shortfall in their expected pension. The

Company calculated the total amount of the shortfall for each of the referenced individuals after considering its contributions to other retirement benefits. The Company executed the Shortfall Agreements agreeing to annually credit a bookkeeping account with an amount equal to the total shortfall for that individual divided by the number of years until the individual’s anticipated retirement. The annual amount to be credited by the Company for James O. Miller is $33,704.25, for Todd A. Michel $29,188.65 and for James E. McGookey $15,014.50. The total in the account will be credited with hypothetical earnings at a rate equal to the ten-year United States Treasury Constant Maturity rate re-determined quarterly. An amount equal to the total credited to the account will be paid to the employee upon his or her separation from service with the Company, unless the separation was for “cause”, as defined in the Shortfall Agreement.

The foregoing description of the Shortfall Agreements is a summary and is qualified in its entirety by reference to the form of Pension Shortfall Agreement, which is filed as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of Change of Control Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers

10.2	Form of Pension Shortfall Agreement by and among Civista Bancshares, Inc., Civista Bank and certain executive officers

Civista Bancshares, Inc. is a $1.3 billion financial holding company headquartered in Sandusky, Ohio and may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Citizens Banc Corp
(Registrant)

Date: October 29, 2015	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President and Controller